ASSET PURCHASE AND SALE AGREEMENT

This agreement (hereinafter the "Agreement"), entered into in Milan, on March 15, 2002

                                BY AND BETWEEN

- MR. GIORGIO PULZATO who declares to act herein as attorney in fact of GRAHAM PACKAGING ITALY S.r.l., a company duly incorporated under the laws of Italy, fiscal code 02360980961, having its registered office at Sovico (MI), Viale Monza n. 24, corporate capital of Euro 291,200.00, as per resolution of the Board of Directors of 11 March 2002 (hereinafter "the Seller")
                                                                - on one part-
                                      AND

- MR. INNOCENTI PIERLUIGI who declares to acts herein as Sole Director of FASERPLAST S.r.l., a company duly incorporated under the laws of Italy, fiscal code 02937880165, having its registered office at Bergamo (BG), Via dei Caniana 6, corporate capital of Euro 90,000.00 (hereinafter "the Buyer")
                                                         - on the other part -

        (the Seller and the Buyer hereinafter collectively referred to as "the Parties")

                                  WITNESSETH

WHEREAS the Seller is engaged in the design, manufacture and sale of customized blow-molded plastic containers for household, food and personal care markets;

WHEREAS, said activity is carried out by the Seller through the organization of assets and production factors forming the branch of business better described below (hereinafter the "Business");

WHEREAS, the Buyer is interested in purchasing the Business, it being complementary to its own business activity, and the Seller desires to sell and transfer said Business to the Buyer;

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WHEREAS, the parties carried out negotiations regarding the envisaged transaction aimed at defining the terms and conditions thereof;

NOW, THEREFORE, in consideration of the above mutual premises the Buyer and the Seller (hereinafter collectively referred to as the "Parties") convene and agree as follows:

                                   Section 1
                             Premises and Exhibits

The premises and the Exhibits hereto form an integral and substantial part of this Agreement.

                                   Section 2
                            Object of the Agreement

2.1 The Seller sells and transfers to the Buyer, who accepts, the title and the ownership of certain of the Seller's assets of the business, as a going concern, and each of its elements, as described in Section 3 hereunder, at the terms and conditions set forth in the present Agreement.

2.2 Following the execution of the present Agreement the Parties shall cooperate with each other to give full performance thereto and shall carry out all formalities necessary for the enforcement of the complete and definitive transfer of the Business from the Seller to the Buyer; in particular the Seller and the Buyer shall perform all formalities set forth in Section 6.2 hereunder.

                                   Section 3
                                   Business

3.1 As per Section 2 above and notwithstanding the provisions of Section 4, the Seller agrees to grant, sell, convey, assign, transfer and deliver into the Buyer, and the Buyer agrees to purchase and take delivery of the assets of the Seller composing and relating to the Business existing as of 31 December 2001 and specifically described hereunder. Title to the assets pertaining to the Business as of 31 December 2001 and described under this Section 3 shall be transferred from the

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      Seller to the Buyer, under the terms and conditions of this Agreement, as of the closing date as defined in Section 6 (hereinafter the "Closing Date").

3.2 Leased Premises. The leasehold interest and improvements, if any, created by the lease of the real estate located in Sovico, Viale Monza
      n. 24 as per Exhibit A hereto (the "Leased Premises");

3.3 Equipment, Hardware. The equipment and furniture, the computer hardware (including software loaded on such hardware and the related licenses) and the related licenses and related tangible personal property located, as of the Closing Date, at the Leased Premises, as described in Exhibit B hereto (hereinafter the "Fixed Assets");

3.4 Machinery Equipment. The machinery equipment located, as of the Closing Date, at the Leased Premises, as described in Exhibit C hereto (hereinafter the "Machinery Equipment");

3.5 Commercial Contracts. All sales orders and contracts, purchase orders and contracts, leasing agreements, rental agreements, maintenance agreements, utilities agreements, service agreements and insurance agreements, to the extent they relate to the assets composing the Business. Exhibit D contains a complete list of the commercial contracts being transferred and assigned to the Buyer hereunder (hereinafter the "Commercial Contracts");

3.6 Labour contracts. All employment agreements relating to the employees pertaining to the Business. Exhibit E hereto contains a complete list of the employees pertaining to the Business whose labour contracts (hereinafter the "Labour Contracts") are being transferred and assigned to the Buyer hereunder (hereinafter the employees pertaining to the Business being transferred to the Buyer hereunder shall be collectively referred to as the "Transferred Personnel");


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3.7   Liabilities. The only liabilities relating to the Business as of the
      Closing Date which the Buyer shall take over hereunder are the severance indemnities (T.F.R.) due to the Transferred Personnel on the Closing Date which as of 28 February 2002 amounts to Euro 827,843.44.

3.8 Inventory. All finished products forming the inventory of the Seller as of the Closing Date and all work in progress, basic materials, packing goods, components, spare parts including pending orders also for goods scheduled to be delivered after the Closing Date (hereinafter the "Inventory"), wherever located within the Leased Premises or in outside warehouses at Closing Date, whose economic value as of 31 December 2001 was equal to Euro 621,000.00 and whose economic value as of the Closing Date shall not be less than Euro 583,000.00. Exhibit F hereto is a complete and accurate list describing each category of, and specifying the location of, the Inventory pertaining to the Business as of 31 December 2001.

3.9 Permits. The permits (including permits, certificates, authorizations, approvals, registrations, concessions, grants, certificates, orders, waivers, clearances or other approvals and licenses or registrations with, or issued by any Authorities) relating to the operation of the Business (hereinafter the "Permits"), as listed in Exhibit G hereof.

3.10 Intellectual Property. All right, title and interest of the Seller in and to the Intellectual Property which is listed in Exhibit H hereto, owned by the Seller and required for, or used in connection with, the operations of the Business, other than the Intellectual Property set forth in Section 14 hereof (the "Intellectual Property");

3.11 Intangible Assets. All right, title and interest of the Seller in and to all other intangible assets of the Seller used in or held for use in the conduct of the Business (the "Intangible Assets");

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3.12  Accounting records ("schede contabili"). Copies of the accounting records ("schede contabili") relating to the assets of the Business being transferred in accordance with Section 3 hereof, and in particular the "schede cespiti" and "schede magazzino".


                                   Section 4
                                Excluded Assets

4.1 Notwithstanding anything, express or implied, to the contrary contained in this Agreement, the following assets of the Seller are excluded from the transaction described herein and shall not constitute a portion of the Business transferred hereunder (hereinafter the "Excluded Assets"):

4.2 Prepaid taxes - tax withholdings. All prepaid taxes and all taxes withheld as to the Closing Date by the Seller from the salaries and wages of the Transferred Personnel and other taxes incurred by the Seller as an employer which the Seller is obliged to pay, including claims for refunds of taxes, whether relating to the Business or not;

4.3 Excluded liabilities. Any and all liabilities relating to the Business as of the Closing Date different from the ones set forth in Section 3.7. Within the limits of Section 3.7 the Buyer shall therefore not assume the liabilities and obligations (whether known or unknown) of the Seller arising out of or relating to the Seller's ownership, use or operation of the Business accruing prior to or on the Closing Date (hereinafter the "Excluded Liabilities"). The Excluded Liabilities include, without limitation, the following:

      (a) accounts payable and liabilities accrued or arising prior to or on the Closing Date;

      (b)   debts;

      (c) wages, salaries and whatever sums earned by the Transferred Personnel prior to the Closing Date, except for the liability for the payment of the severance indemnities set forth in Section 3.7 which shall be borne solely and entirely by the Buyer;

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      (d)   any and all taxes of the Seller or related to the Business on the
            Closing Date;

      (e) liabilities and obligations relating to or arising out of the Excluded Assets.

4.4 Cash. Cash and cash equivalent relating to the Business as of the Closing Date.

4.5 Receivables. Any and all receivables relating to the Business as of the Closing Date, whether due or still not due on said date.

                                   Section 5
                                     Price

5.1 As a consideration for the purchase of the Business the Buyer shall pay to the Seller an amount of Euro 20,000.00 (twenty thousand) (hereinafter "the Price"). However the Parties acknowledge that to the purpose of payment of the registration tax to which the transaction contemplated herein is subject, at the Closing Date they shall calculate the value of the Business.

5.2 The Parties mutually agree that half of Price (hereinafter the "First Consideration"), which amounts to Euro 10,000.00 (ten thousand), shall be paid by the Buyer to the Seller on Closing Date, by means of check to be delivered at the Closing Date. The remaining half of the Price (hereinafter the "Second Consideration"), which amounts to Euro 10,000.00 (ten thousand), shall be paid in full and at once by the Buyer at the first anniversary of the Closing Date, by means of wire transfer of funds on the bank account which shall be indicated by the Seller at least 3 (three) working days prior to the payment of the Second Consideration.

5.3 Right to offset. (a) The Buyer may exercise a right to offset against the Second Consideration, by deducting from the amount of the Second Consideration owed to the Seller under this Agreement the amount of any indemnity obligation due by the Seller to the Buyer pursuant to Section 11 and ascertained in accordance with the procedure described in Section 11.3(a), for any infringement or untruthfulness of the representations and warranties referred to in Section 7 hereunder other than the warranties concerning taxes, social securities, labour and environmental matters.

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      (b) In the event that the Second Consideration becomes due and payable to the Seller pursuant to Section 5.2 hereof at a time when there is an unresolved dispute as to any amounts owed by the Seller to the Buyer pursuant to Section 11 hereof (the "Seller Payment Amounts"), then the Buyer may hold such Second Consideration as security for the payment by the Seller of the Seller Payment Amounts until the final definition of such dispute in accordance with Sections 11 and 13 hereof.

      (c) The right to offset shall be exercised by the Buyer exclusively for the amount corresponding to the Seller Payment Amounts. Therefore the Buyer shall timely pay, within the term provided under Section 5.2 hereof, the difference in amount, if any, between the Second Consideration and the Seller Payment Amounts.

5.4 Guarantee. As security of the obligation to pay the Second Consideration, the Buyer shall deliver to the Seller at Closing Date an irrevocable bank guarantee issued by a primary bank for an amount equal to Euro 10,000.00 (ten thousand), valid for a period of at least 13 (thirteen) months as of the Closing Date and having a content substantially consistent with the content of the draft attached hereto as Exhibit I. It is understood that, should the Buyer exercise the off-set right in accordance with what provided for under Section 5.3 above, (i) the amount of the bank guarantee shall be automatically reduced according to the provisions of the bank guarantee of a sum corresponding to the amount which has been off-set; (ii) the Seller shall not request payment under the bank guarantee in case the Second Consideration is held as security for the payment by the Seller of the Seller Payment Amounts in accordance with Section 5.3(b) above.

                                   Section 6
                                 Closing Date

6.1 The closing of the purchase and sale contemplated herein shall take place on March 25, 2002, or on the different date which may be agreed upon by the Parties, at a time and place to be mutually agreed upon by the Parties (herein the "Closing Date") and shall be effective as from the same date;

6.2 On the Closing Date, the Seller shall execute and deliver assignments, notices, consents, assurances and such other instruments of conveyance and transfer as shall be necessary to vest the Buyer with good and marketable title to the

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      Business and shall take all steps necessary to put the Buyer in actual possession and control of the Business. In particular, on Closing Date:

      (a) the Seller and the Buyer shall execute a public deed of transfer by virtue of which the Business shall be transferred by the Seller to the Buyer pursuant to Article 2556, Second Paragraph, of the Italian Civil Code, it being understood that, notwithstanding the content of the deed of transfer, the provisions of this Agreement (including, but not limited to, those referring to the warranties) shall continue to be valid and enforceable between the Parties and shall prevail on the provisions contained in the deed of transfer.

      (b) the Seller shall deliver to the Buyer the bank guarantee mentioned in sub-section 11.5 and the Buyer shall deliver to the Seller the bank guarantee mentioned in sub-section 5.4;

      (c)   the Seller shall deliver the Business to the Buyer;

      (d) the Seller shall delivery to the Buyer the original documents, or equivalent, giving evidence of the signatory powers of the Guarantor.

      (e) the Buyer shall pay, or cause to be paid to the appropriate authority the registration tax levied by the register office on the transfer of the Business.

      (f) the Parties shall sign the Italian version of this Agreement which shall have the same content hereof.

                                   Section 7
                              Seller's warranties

The Seller warrants that the transferred assets specified under Section 3 are in existence and that they shall be transferred on an "as is" basis - equipment and machinery will be in a functioning state - free from any pledges, privileges, seizures or other third party rights or encumbrances which may prejudice or limit the Buyer's right or title to them, including any factoring, lease, financial lease or conditional assignment agreements. Except as provided with reference to the Permits in the Disclosure Letter signed by the Parties on the date hereof and attached as Exhibit J hereto, the Seller hereby further represents, warrants and guarantees that as of the Closing Date hereof:

7.1 Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Italy and has corporate power to

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      carry on the Business as now being conducted;

7.2 No conflict with other instruments or agreements. Neither the execution, delivery or performance of this Agreement by the Seller, nor the consummation of the transaction contemplated hereunder:

      (i) violate any provision of the Deed of Incorporation, Bylaws or similar constitutional documents of the Seller, or any law, regulation, order, judgment or decree by which the Seller, or any of the assets pertaining to the Business may be bound; or

      (ii) conflict with, result in breach of the terms and conditions of, or result in the imposition of any lien or other encumbrance on or with respect to any of the assets pertaining to the Business or constitute a default under any agreement to which the Seller is a party or by which it or any of the above assets may be bound.

7.3 Corporate powers; Binding Effect. The Seller has the corporate power, including all necessary authorization, to execute, deliver and fulfil the provisions of this Agreement. This Agreement constitutes a legal, valid and binding agreement of the Seller enforceable against the same in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

7.4   Conduct of Business since October 1, 2001.

      Since October 1, 2001 until the Closing Date the Seller has not and shall have not:

      (i) mortgaged, pledged or subjected to any lien, charge, encumbrance, restriction or any other interest or imperfection of title, any of the assets pertaining to the Business and on the Closing Date none of said assets will be subject to any lien, charge, encumbrance, security interest, mortgage, restriction or any other interest or imperfection of title;

      (ii) sold, scrapped or otherwise disposed of any of the assets pertaining to the Business except in the ordinary course of business;

      (iii) the Seller has neither given nor granted nor promised to the employees, either verbally or in writing, benefits, bonuses, premiums, advantages or promotions, nor

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            has the Seller behaved in a manner so as to induce the employees to expect advantages, bonuses, premiums, benefits or promotions.

      (iv) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Business involving an actual or potential economic impact on the Seller;

      (v) entered into any transaction in connection with or with respect to the conduct of the Business except in the ordinary course of business;

      (vi) terminated any of the Commercial Contracts or Labour Contracts or implemented any early retirement, collective dismissal or similar programs or announced or planned any such action or program in the future;

      (vii) failed to pay any creditor - including employees, social security institutions, suppliers - the amounts owed to such creditor when due.

7.5 Leased Premises. The Leased Premises pertaining to the Business is exclusively the one listed in Section 3.2. The Seller has good and marketable leasehold interest on the Leased Premises, which the Buyer has inspected and agrees to take over as is. The Seller has duly paid the rent due on the Leased Premises and is not in breach of any of its obligations under the lease agreement nor has the Seller knowledge or belief that the other party to said agreement is contemplating the breach thereof.

7.6 Fixed Assets. Exhibit B lists all Fixed Assets being transferred hereunder to the Buyer. The Seller is the legitimate owner and licensee, as the case may be, of and has full title on any and all of said assets which are free from pledges, attachments, seizures or third parties' rights of any kind whatsoever. The Buyer has inspected said Fixed Assets and agrees to purchase them as is.

7.7   Employees.

      The employees, pertaining to the Business are exclusively those listed in Exhibit E and they are entitled to the levels, salaries and seniorities specified therein. All Transferred Personnel, are regularly recorded in the appropriate books and records of the Seller together with the aggregate compensation payable to each of them, all in accordance with applicable laws. No employees, in addition to those

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      listed in the above Exhibit E are entitled to be transferred to the
      Buyer in accordance with Article 2112 of the Italian Civil Code.

      The Seller has duly complied with the national collective labour contracts applicable to the specific field of activity of the Business as well as with any other current regulations. Exhibit K sets forth a complete and accurate list of all of the collective rules applicable to the Transferred Personnel as of the date hereof (the "Collective Rules").

      As of the Closing Date the Seller will have duly and fully paid to the Transferred Personnel all salaries, inclusive of all items and amounts due, and will file all declarations and make all payments and allocations and other payments in general provided for by the laws, the Collective Rules and Labour Contracts including, by way of example but not limited to, all payments due to social security, pension, insurance and other labour charges (exception made for severance indemnity, i.e. the "trattamento di fine rapporto", which has been duly allocated) due under such laws, Collective Rules or Labour Contracts.

      All Collective Rules and Labour Contracts have been managed and implemented by the Seller in accordance with their respective terms.

      No proceeding with any of the Transferred Personnel, in connection with, or under, any of the Collective Rules, laws or any Labour Contract or otherwise is pending and, to the best knowledge of the Seller, no such proceeding is threatened and no claim therefore exists. Since October 1, 2001, there have been no proceedings against (or threatened against) the Seller by any of the Transferred Personnel.

      As at the date hereof, is not pending nor, to the best knowledge of the Seller, is threatened, any labour dispute between the Seller and any labour organization, or any strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labour activity involving any of the Transferred Personnel, which may affect the Business.

7.8 Commercial Contracts. The Commercial Contracts have been duly executed by the parties thereto, are valid, binding and enforceable in accordance with applicable laws. The Seller has so far duly discharged its obligations thereunder and is not in breach of any of the Commercial Contracts. No party to any Commercial Contract

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      has notified the Seller that it considers the Seller to be in breach thereof and the Seller has no knowledge or belief that any party to any Commercial Contract is contemplating the breach thereof.

      The Seller warrants the assignability of the Commercial Contracts except for those contracts listed in Exhibit L. With reference to the latter contracts:

      (a) the Seller is not aware of any reason why all the consents, approvals and authorizations necessary for the assignment thereof will not be given by the relevant counterparties;

      (b) it shall be the Buyer's liability, at its costs and expense, to obtain the necessary consent to succeed to the Seller's rights and duties thereunder;

      (c) the Seller shall provide its best effort in order to cooperate with the Buyer in the Buyer's efforts to obtain the consent under
            (a) above.

7.9 Intellectual property. Except for the software being part of the Fixed Assets, the Seller has not executed any license or similar agreements relating to the exploitation of inventions, trademarks, know-how patents or other patent rights to be used in the conduct of the Business.

      The know-how used by the Seller for the carrying out of the Business activity does not infringe third parties' patent rights.

7.10 Compliance with laws and regulations; Permits. Except as provided in Exhibit J:

      (a) The Business has always been and it is currently conducted in material compliance with all applicable laws. The Seller has never been and will not be on the Closing Date, in violation of any applicable laws or judgments.

      (b) The Seller possesses, and upon consummation of the transactions contemplated hereby, the Buyer will have title to possess, all Permits and all such Permits are in full force and effect. The Seller is in compliance with the terms and requirements of such Permits. No proceeding to modify, suspend, terminate or otherwise limit any such Permit is pending or, to the best knowledge of the Seller, after due inquiry, threatened.

      (c) The Seller has not received any written notice (including any notices of

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            violations, complaints, orders or inspection reports) which would indicate that it was not at the time of such notice or is not currently in compliance with all such applicable laws, judgments and Permits or otherwise regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any conditions with respect to, any Permits, or (ii) any other limitations on the conduct of the Business.

7.11 Taxes and duties. The Seller has duly entered in the registers and accounting books regarding the Business all the operations made by the same and has filed said operations as required by fiscal regulations, for direct and indirect taxes; the Seller has filed all returns, statements and information required by the competent public Authorities for fiscal purposes and paid.

      Furthermore, the Seller has duly paid all Business taxes and charges due by the Seller as withholding agent.

      The Business is neither involved in pending judicial actions or proceedings, nor such judicial actions or proceedings are threatened against it by the tax authorities in relation to any tax assessment or collection, default interest, penalty, or short payment, exception made for what provided in Exhibit M hereto (it being understood that the content of Exhibit M cannot be construed as an exception to the warranty given by the Seller under this Section 7.11 nor does it limit in any way the liability of the Seller in relation to tax matters).

7.12 Inventory. The economic value of the Inventory, as determined according to the current accounting principles of the Business, applied on a consistent basis, at the Closing Date shall not be, less than Euro 583,000.00 (five hundred eighty-three thousand).

7.13 Liabilities. The only liabilities regarding the Business, which are transferred to the Buyer hereunder, are the ones set forth in Section 3.7;

7.14 Litigation. The Business is not a party, and there is no reason to believe that it may be a party in future disputes and controversies before Judicial or Arbitration Courts, in administrative, civil, commercial, criminal, labour or social security

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      procedures likely to adversely affect its financial/economic status and future expectations.

7.15 Financial Statements. The Seller warrants that the financial statements as of 31 December 2000 and, the pro forma financial statements as of 2 December 2001 attached as Exhibit N hereto and all the accounting documents regarding the Business already disclosed to the Buyer have been properly prepared in a manner consistent with the law, the accounting principles and the accounting practice applied on a consistent basis in the preparation of the balance sheets for all prior periods and give a true and correct view of the assets, liabilities, financial position, and results of operations of the Seller and the Business as for the dates or for the period indicated therein.

7.16 Environmental Matters. As relating to the Business: (a) Seller in respect of the Business is and has been in material compliance with any applicable state or local laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common law relating to, or imposing standards regarding, the protection, health or safety (in either case as relating to the environment) or the protection of the environment (the "Environmental Laws"); (b) there has not been any release of any hazardous or toxic substance or any material or waste defined, listed, or classified as such or otherwise regulated under any Environmental Law, including friable asbestos, lead, petroleum, and polychlorinated biphenyls (the "Hazardous Materials") at or from any of the properties of the Business in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to liability under any Environmental Laws; (c) Seller has not received any written claim, proceeding, suit, complaint, or notice of violation alleging violation of, or liability under, any Environmental Laws (the "Environmental Claim"); (d) the Business is not subject to any order, decree, injunction or other similar act of any governmental authority or any indemnity due to any third party relating to liability or obligations under any Environmental Law; and (e) Seller has, to its knowledge, delivered to the Buyer, or has otherwise made available to Buyer, copies of all material environmental reports, studies, assessments, audits, sampling data, correspondence alleging any


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      violation of Environmental Laws and other Environmental Claims in their possession relating to the Business.

7.17 Intellectual Property. The Seller has the lawful, sole and exclusive right to use all the Intellectual Property. Such Intellectual Property is fully usable by the Seller, and, upon Closing Date, shall be usable by the Buyer, without the payment of any license fee, royalty or similar charge. There is no proceeding presently pending or, to the best knowledge of the Seller, threatened, that (i) the operations of the Business violate, infringe upon or conflict with asserted rights of any other person with respect of any Intellectual Property; or (ii) any Intellectual Property is invalid or unenforceable.

7.18 Product Warranty and Product Liability. Exhibit O hereto contains a true, correct and complete copy of the Seller's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein and subject to any applicable statutory warranty, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. There are no product liability claims and similar proceedings relating to Products sold, or services rendered, which are presently pending or threatened, or which have been asserted or commenced against the Seller within the last five
      (5) years (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products. None of the Products has been sold or modified for any use other than the use intended by the manufacturer of that Product. None of the Products has been the subject of any campaign for replacement, modification or recall and no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products comply with all applicable laws in any jurisdiction in which they are manufactured, distributed or sold and each of the Products has received the permits necessary to allow its manufacture, sale and use. For the purpose of this Section 7.18, the term "Products" means any and all products currently or at any time previously manufactured, or sold by the Seller.



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                                   Section 8
                              Buyer's warranties

The Buyer hereby represents, warrants and guarantees that as of the Closing Date hereof:

8.1 Organization; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Italy;

8.2 No conflict with other instruments or agreements. Neither the execution, delivery or performance of this Agreement by the Buyer, nor the consummation of the transaction contemplated hereunder:

      (i) violate any provision of the Deed of Incorporation, Bylaws or similar constitutional documents of the Buyer, or any law, regulation, order, judgment or decree by which the Buyer may be bound; or

      (ii) conflict with, result in breach of the terms and conditions of, or constitute a default under any agreement to which the Buyer is a party or by which it may be bound.

8.3 Corporate powers; Binding Effect. The Buyer has the corporate power, including all necessary authorization, to execute, deliver and fulfil the provisions of this Agreement. This Agreement constitutes a legal, valid and binding agreement of the Buyer enforceable against the same in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

                                   Section 9
                    Term of Warranties and Representations

9.1 The warranties referred to in the preceding Section 7 and 8 (other than the warranties concerning taxes, social securities, labour and environmental matters) shall be valid for a period of 6 (six) months from the Closing Date hereof. The warranties and representations (other than the warranties concerning taxes, social securities, labour, and environmental matters) regarding matters in relation to which third parties (public authorities or private entities) may avail themselves of or attach the assets of the Business or raise claims vis-a-vis the Buyer shall remain in effect for the same period of time.

9.2 The representations or warranties concerning taxes, social securities, labour and environmental matters, shall be valid until the thirtieth
      (30th) day following the expiration of the applicable statute of limitations with respect to any action that may be brought relating to the matters described in such representation and warranty.

9.3 The above term of warranties shall be interrupted in case of dispute between the Parties as to the fairness and truthfulness of the warranties and shall become effective again at the end of the arbitration or judicial or extra-judicial procedure defining the dispute in a conclusive and final way.

9.4 Anything herein to the contrary notwithstanding, the Seller's liability for breach of warranties shall survive the expiration of the time limits provided in Section 9.1 and 9.2 preceding in respect of any request for payment submitted by the Buyer pursuant to this Agreement prior to the date of such expiration.

                                  Section 10
                             Additional Covenants

10.1 Trade Unions Communications. The Seller and the Buyer acknowledge that they have complied with the duties of communication to the trade unions provided for by Article 47 of Law no. 428 of December 29, 1990.

10.2 Notification of Certain Matters. The Seller shall give prompt notice to the Buyer and the Buyer shall give prompt notice to the Seller of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of the Seller or the Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date; or (ii) the Seller or the Buyer, as the case may be, to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder; provided, however, that the delivery of any notice pursuant to this
      Section 10.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

10.3  The Seller and the Buyer agree that after the Closing Date hereof:

      (i) Receivables: in the event a payment is made to the Buyer of any receivables related to the Business arising out of any transaction occurring on or before the Closing Date, the Buyer shall promptly forward to the Seller within 5 (five) working days the amount of said receivables. Moreover, in the event a payment is made to the Seller of any receivables related to the Business arising out of any transaction occurring after the Closing Date, the Seller shall forward to the Buyer the amount of said receivables within 5
            (five) working days.

      (ii) Cooperation in litigation: after the Closing Date each Party shall reasonably cooperate with the other Party and the other Party's attorneys in the defence or prosecution of any litigation or proceedings instituted against or by the other Party regarding the Business, excluding, however, any litigation between the Parties themselves. Such cooperation shall include, but not be limited to, conferring with the other Party's attorneys or experts at their offices during normal business hours at mutually convenient times and making available to the other Party's attorneys documents or copies of documents specific to the Business and such cooperation shall include giving testimony voluntarily. Such cooperation shall not require the cooperating Party to be joined as a Party in any such litigation to the extent permitted by applicable law. Each Party shall bear the costs related to such cooperation.

10.4 Access to information. During the period from the date of this Agreement through the Closing Date, the Seller shall, and shall cause its representatives to, (i) grant to the Buyer and its representatives access, during regular business hours and upon reasonable notice, with minimum disruption to the Seller's business, to the Seller's properties, officers, employees, facilities, books, records, financial, tax and operating data, contracts and other documents; (ii) make available to the Buyer and its representatives all of the books, records, financial, tax and operating data, contracts and other documents of the Seller, and permit the Buyer and its representatives to examine, make extracts from and, at the Buyer's expense, copy such books, records, financial, tax and operating data, contracts and other documents as the Buyer shall from time to time reasonably request.

      During the 90 (ninety) calendar days following the Closing Date the Buyer shall, and shall cause its representatives to, grant to the Seller free access, during regular business hours and upon reasonable notice, to all books, records and other documentation pertaining to the Business, wherever located, which the Seller shall be allowed to examine and retrieve to the extent necessary to fulfil all its legal obligations.

10.5 Conduct of Business prior to Closing Date. Except as expressly permitted by this Agreement or with the prior written consent of the Buyer (as set forth in the following Section 10.6), and in addition to the covenants provided for by Section 7.4, from the date of this Agreement through the Closing Date, the Seller shall: (i) conduct the Business in a diligent and prudent manner and only in the ordinary course, continuing to be fully responsible for the operating of the Business and bear every risk and economic benefit, (ii) diligently perform all of its obligations as party of the Commercial Contracts (iii) preserve intact the present organization, operations and relationships with third parties of the Business and not change the terms of any of the Commercial Contracts;
      (iv) maintain all transferred assets functioning state (v) maintain books of account and records relating to the Business in the usual, regular and ordinary manner; (vi) not make or institute any methods of management, accounting or operation relating to the Business that will vary from those methods used by it as of the date of this Agreement;
      (vii) maintain and keep the Business and the facilities in as good condition and working order as at present; and (viii) keep the Buyer informed on the economic and operational situation of the Business, providing information and details if requested.

10.6 Right of co-management of Business prior to Closing Date. The Parties agree that from the date of this Agreement through the Closing Date the Buyer shall have the right to (i) be informed by, and directly request information to, the Seller on the conduct of the Business and on its economic situation; and (ii) request in writing to the Seller that the Seller takes the actions (the "Actions") which the Buyer reasonably deems profitable or necessary for the Business in light of the acquisition of the Business by the Buyer, provided that a) the Seller consent to the implementation of the Actions; b) such Actions do not have any negative impact on the obligations of the Seller under the Agreement; c) the Buyer shall be liable for the consequences which the Actions may have on the Business.

                                  Section 11
                                Indemnification

11.1 Each Party shall indemnify and hold the other Party, as the case may be, harmless against and in respect to any damage, cost, charge, expense, payment, loss, difference in value, (hereinafter referred to as "Losses") which may arise as a consequence of infringement or untruthfulness of any of the warranties referred to, if to the Seller, in the preceding Section 7 or, if to the Buyer, in the preceding Section 8 provided that said Losses exceed the amount of Euro 5,000 (five thousand) each. The Parties agree that, in relation to the Losses which may arise as a consequence of infringement or untruthfulness of any of the warranties concerning taxes, social securities, labour, environmental and health and safety matters, should the Buyer fail to obtain indemnification against the Seller, it may seek indemnification against the ultimate parent company of the Seller, GRAHAM PACKAGING COMPANY LP, a company organised and existing under the laws of United States, with registered office at York, Pennsylvania, (the "Guarantor") who shall be jointly liable with the Seller for any such Losses.

11.2 In order to obtain indemnification, the Party seeking indemnification (hereinafter the "Claimant") shall inform the other Party in writing, by registered mail, about the events referred to in paragraph 11.1 above (hereinafter the "Events") within 10 (ten) working days of the date on which the Claimant becomes aware of said events (hereinafter the "Indemnification Request"). Said Indemnification Request shall contain a detail of the Events alleged as well as a quantification of all Losses that the Claimant alleges deriving from said Events.

11.3 The following procedures shall apply depending on the nature of the Events to which the Indemnification Request refers:

      (a)   direct infringement of the warranties

      if the Indemnification Request regards the infringement of warranties which do not derive from third parties' claims but are directly attributable to wrong representations of the either one of the Parties, the Party receiving the

      Indemnification Request shall be entitled to challenge its contents in writing, by registered letter with return receipt, within 10 (ten) working days of receipt of the Indemnification Request. Should the parties fail to reach an amicably agreement within 15 (fifteen) calendar days of receipt by the Claimant of the other Party's objections, the dispute shall be submitted to the Board of Arbitrators as referred to in
      Section 13 below. It is hereby understood that if no objections to the Indemnification Request are raised by the Party receiving the Indemnification Request within the above mentioned term, the indemnification shall be paid by said Party upon expire of said term;

      (b) third parties' claims

      if the Indemnification Request regards claims raised by third parties against the Claimant regarding circumstances covered by the warranties of the Seller as referred to in Section 7 or of the Buyer as referred to in Section 8, the other Party shall be entitled to be a party in or to take over, at its own expense, the defence against any such claims, by written notice to be sent to the Claimant within 10 (ten) working days of receipt of the Indemnification Request.

      Should the Party receiving the Indemnification Request take over the defence against any such claims, the same shall adopt all necessary measures in respect thereof and shall indemnify and hold the Claimant harmless from any and all Losses, which may be incurred by the Claimant in relation to the settlement of said claims whether under judicial or extra-judicial procedures.

      If, on the contrary, the Party receiving the Indemnification Request does not take over the defence against such claims, the Claimant shall be entitled to settle said claims at the terms and conditions it may deem appropriate and the other Party shall indemnify the Claimant from any and all Losses (including legal expenses), incurred by the Claimant in relation to said claims.

11.4 The Parties agree that the aggregate amount of the indemnification shall not, in any case, exceed the amount of Euro 175,000.00 (one hundred seventy-five thousand). Such limitation of indemnification shall not apply to the indemnifications related to Losses which may arise as a consequence of infringement or untruthfulness of any of the warranties concerning taxes, social securities, labour and environmental matters.

11.5 The Parties agree that, in relation to Losses which may arise as a consequence of infringement or untruthfulness of any of the warranties concerning exclusively taxes matters and amounts due as "contributo CONAI" at the Closing Date the Seller shall deliver to the Buyer a bank guarantee, having a content substantially consistent with the content of the draft attached hereto as Exhibit P, for an amount of Euro 100,000.00 (one hundred thousand) (it being understood that the amount of the bank guarantee does not represent the maximum amount of the liability of the Seller for the Losses which may arise as a consequence of infringement or untruthfulness of any of the warranties concerning taxes, and that therefore the Seller may be liable also in excess of such amount).

11.6 The Parties acknowledge that the representations and warranties set forth in above Sections 7 and 8 are given from each Party, as a company, for the benefit of the other Party. Therefore, in case of infringement or untruthfulness of any representations and warranties, the Party seeking indemnification shall proceed solely against the other Party (or the Guarantor, when applicable), hereby, waiving any claim, request, demand, action against any and all the Directors and/or Managers who have served for the Seller or the Buyer, as the case may be, until the Closing Date.

                                  Section 12
                                Non competition

For a period of 6 (six) months following the Closing Date hereof the Seller shall not (i) engage in any new activity, the direct or indirect purpose or effect of which is to enter into competition with the activity carried out by the Business; (ii) solicit any customer or supplier of the Business; (iii) induce or attempt to influence any Transferred Personnel to terminate such employee's employment or to become an employee of the Seller; and (iv) disclose or furnish to any other person the manner of conducting the Business as it is now being conducted. No consideration is given for this non-competition covenant as the Parties have taken it into account in the determination of the Price.

                                  Section 13
                           Governing Law - Disputes

13.1 This Agreement shall be governed and construed in accordance with the laws of the Republic of Italy.

13.2 Any controversy of any type regarding the interpretation, validity, applicability, execution and fulfilment of the provisions of this Agreement shall be resolved by a Board of Arbitration consisting of 3 (three) Arbitrators, one of which shall be appointed by the Seller, another by the Buyer and the third, who shall act as Chairman of the Board, by agreement of the other two.

      In case these two Arbitrators fail to reach an agreement as to the choice of the third Arbitrator within 20 (twenty) calendar days from the appointment of the second, the third shall be appointed by the President of the Tribunal of Milan (Italy) who shall also be responsible for appointing one of the other two Arbitrators where one of the Party has failed to appoint its Arbitrator within 20 (twenty) calendar days of the communication from the other Party of the appointment of its Arbitrator.

      The Board of Arbitrators shall decide in compliance with the law in force, also by majority, within 90 (ninety) days from the date on which the third Arbitrator has accepted in writing its mandate and their decision shall be considered definitive and binding on all parties.

      The arbitration shall be held in Milan (Italy), conducted in the Italian language and regulated by articles 810 and ff. of the Italian Code of Civil Procedure.


                                  Section 14
                             Use of Graham's name

14.1 The Seller and the Buyer acknowledge that Graham Packaging Italy S.r.l. is a company belonging to the Graham Packaging Group of companies.

14.2 The Buyer acknowledges that no provision of this Agreement may be construed as giving the Buyer a license or other title to use the name "Graham" and/or "Graham Packaging" or any related Graham trademark or brand name.

14.3 Therefore the Buyer agrees not to use the name "Graham" or "Graham Packaging" or any related Graham trademark, brand name or any confusingly similar trademark or name.

14.4 Notwithstanding the foregoing, the Buyer shall have the right to sell and distribute the Products included in the Inventory until the complete depletion of the stock, regardless of the trademark or brand name applied on the relevant labelling of the Products.

                                  Section 15
                                 Miscellaneous

15.1 Confidentiality. Except as it is necessary to the purpose of the performance of this Agreement, except for the communications and other accomplishments provided for by the law and with no prejudice to what is provided in the Confidentiality Agreement signed by the Buyer on December 11, 2001, the Buyer and the Seller shall not release any communication to any third party or to the public in connection with the transactions contemplated herein, unless jointly and upon terms previously agreed upon between them and shall keep confidential any information relating to the Business and/or to the transactions contemplated herein, exchanged between them before or after the Closing Date.

15.2 Expenses. The Parties shall pay their own expenses, including attorney's fees, incident to the preparation and performance of this Agreement, except for the expenses related to this Agreement (notarial fees and registration tax), which shall be borne by the Buyer. It being understood that the Buyer shall keep the Seller harmless and fully indemnified of any and all amount, which might be due to the Tax Authorities or other competent authorities in relation to the registration tax concerning the transfer of the Business.

15.3 Compensation. The Parties Acknowledge that Ernst & Young Corporate Finance Inc. is entitled to claim from Graham Packaging compensation with respect to the transactions contemplated by this Agreement, pursuant to the Assignment Letter dated May 23, 2001 signed by Ashok Sudan, Vice President of Graham Packaging Europe.

      Except for Ernst & Young Corporate Finance Inc., there is no person or legal entity entitled to claim any brokerage commission or finder's fee or compensation payable with respect to the transactions contemplated by this Agreement.

15.4 Successors. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assignees, provided neither Party shall assign this Agreement or any rights herein without the other Party's prior consent.

15.5 Language. The Parties hereby acknowledge that this Agreement shall be drawn up in the Italian and English language. In the event of any conflict, the Italian text shall prevail.

15.6 Entire agreement. This Agreement contains the entire agreement of the Parties with respect to its subject matter and supersedes any and earlier agreements and understandings, either verbally or in writing, between the Parties.

15.7 Changes. Changes to this Agreement can only be validly made and shall come into force only when agreed upon in writing and when duly signed by the Parties.

15.8 Severability of the provisions. In the event that any of the provisions contained herein shall be deemed invalid or unenforceable, then the remaining provisions shall be construed as if such invalid or unenforceable provisions were not contained herein provided that the remaining provisions do not fundamentally alter the relations among the Parties, and the Parties shall negotiate and agree a fair revision of this Agreement so as to replace the invalid, illegal or unenforceable provisions with provisions as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

15.9 Headings. The descriptive headings of this Agreement are for the sake of convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement.

15.10 No Waiver of claims. No failure of either Party to take any action in the event of a breach of any of the provisions of this Agreement by the other party shall be considered to constitute a waiver.

15.11 Notices. All notices, consents, requests and approvals, any notice of change in address for the purposes herein and other communications provided for or required herein, shall be deemed validly given, made or served, if in writing and delivered (a) on the date of delivery, if delivered personally or sent via fax on the number hereunder; (b) on the attested day of receipt, if sent via registered mail with acknowledgment of receipt, at the following addresses:

if to the Seller:

Graham Packaging Company LP

2401 Pleasant Valley Road
York, Pennsylvania
17402
U.S.A.

c/o Mr. Ashok Sudan
-------------------
Fax. 717 8498516

if to the Buyer:

FASERPLAST  S.p.A.
Via dei Caniana 6
Bergamo (BG)

c/o Amministratore Unico
------------------------
Fax 035 526795

if to the Guarantor:

Graham Packaging Company LP
2401 Pleasant Valley Road
York, Pennsylvania
17402
U.S.A.

c/o Mr. Ashok Sudan
-------------------
Fax. 717 8498516

List of Exhibits:
----------------
A)       Leased Premises;
B)       List of Fixed Assets;
C)       List of Machinery Equipment;
D)       List of Commercial Contracts;
E)       List of Transferred Personnel;
F)       Inventory;
G)       Permits;
H)       Intellectual Property;
I)       Form of Bank Guarantee;
J)       Disclosure Letter;
K)       Collective Rules;
L) Commercial Contracts not assignable without the prior consent of the other party;
M)       List of tax litigation;

N)       Financial Statements;
O)       List of standard Product Warrantries;
P)       Form of Bank Guarantee.


IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

GRAHAM PACKAGING ITALY S.R.L.

By:
   --------------------------
Name: Giorgio Pulzato
Title: Attorney in fact


FASERPLAST S.R.L.

By:
   --------------------------
Name: Pierluigi Innocenti
Title: Sole Director

GRAHAM PACKAGING COMPANY LP (The Guarantor)

By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

Note: The exhibits to this Agreement listed above are omitted from the filing of this Current Report on Form 8-K. The Registrant agrees to furnish supplementally a copy of any such omitted exhibit to the Securities and Exchange Commission upon request.